Exhibit 99.1

The Joint Corp. Announces Closing of its Initial Public Offering

Scottsdale, Ariz.—November 14, 2014—The Joint Corp. (NASDAQ : JYNT), a national healthcare franchisor of chiropractic clinics, today announced the closing of its initial public offering of 3,000,000 shares of common stock at an initial price to the public of $6.50 per share. The Joint Corp. received aggregate net proceeds, after deducting underwriting discounts, commissions and other offering expenses, of approximately $17,285,000.

Roth Capital Partners and Feltl and Company acted as joint book-running managers for the offering. Sanders Morris Harris acted as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 10, 2014. This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attention: Equity Capital Markets, or by telephone at (800) 678-9147, or by e-mail at rothecm@roth.com; and Feltl and Company, 2100 LaSalle Plaza, 800 LaSalle Ave, Minneapolis, MN 55402, Attention: Prospectus Department, or by telephone at (612) 492 8800; or by e-mail: prospectus@feltl.com.

The Joint Corp. has granted the underwriters a 45-day option to purchase up to 450,000 additional shares of common stock to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contact:	Investor Contact:
Marcia Rhodes	Peter Vozzo
mrhodes@acmarketingpr.com	peter.vozzo@westwicke.com
480-664-8412, ext. 15	443-213-0505

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